COMMUNITY BANK CAPITAL CORPORATION
                        Haynes Bridge at Westside Parkway
                              8025 Westside Parkway
                            Alpharetta, Georgia 30004

                         PROXY SOLICITED BY THE BOARD OF
                       COMMUNITY BANK CAPITAL CORPORATION
                      FOR A SPECIAL MEETING OF SHAREHOLDERS

                                __________, 1998

         The undersigned shareholder of Community Bank Capital Corporation ("CBCC") hereby appoints Gordon R. Teel and Edward P. Vollertsen, III and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of CBCC to be held at 9:30 a.m., local time, on _________, 1998 at CBCC's headquarters at 8025 Westside Parkway, Alpharetta, Georgia 30004 or at any adjournment thereof.

         (1) PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER BY AND AMONG CBCC AND SYNOVUS FINANCIAL CORP.

                  FOR______          AGAINST______           ABSTAIN_____

         (2) IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF
                  SHAREHOLDERS.

IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL (1).

Dated:_______________, 1998                 ___________________________________
                                                Signature(s) of Shareholder

Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

Please fill in, date and sign the proxy and return it in the enclosed postpaid envelope.